Exhibit H



                         The Southern Company (70-____)
 Notice of Issuance and Sale of Common Stock; Order Authorizing
 Proxy Solicitation


         The Southern Company ("Southern"), 270 Peachtree Street, N.W., Atlanta, Georgia 30303, a registered holding company, has filed a declaration pursuant to Sections 6(a), 7 and 12(e) of the Act and Rules 62 and 65 thereunder.

         Southern proposes, from time to time through February 17, 2007, to grant Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights and Restricted Stock (collectively, "Awards"), and to issue shares of its common stock, par value $5.00 per share, pursuant to the Southern Company Performance Stock Plan ("Plan"). A total of 40,000,000 shares of common stock is available for grants by the Compensation Management Succession Committee ("Committee") of the Board of Directors of Southern pursuant to the Plan. The Plan permits the Committee to grant, in its discretion, Awards to directors of Southern or certain of its subsidiaries and those employees, as determined by the Committee, who have a significant impact on the long-term performance and success of Southern.

         Southern has filed its proxy solicitation material relating to the Plan and requests that the effectiveness of its declaration with respect to the solicitation of proxies for voting by its shareholders on the proposal to approve the Plan be permitted to become effective as provided in Rule 62. Southern proposes to mail the notice of meeting, proxy statement and proxy to its shareholders for the meeting on May 28, 1997.

         It appearing to the Commission that Southern's declaration regarding the proposed solicitation of proxies should be permitted to become effective forthwith, pursuant to Rule 62:

         IT IS ORDERED, that the declaration regarding the proposed solicitation of proxies be, and it hereby is, permitted to become effective forthwith, pursuant to Rule 62 and subject to the terms and conditions prescribed in Rule 24 under the Act.

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.